EXHIBIT 10.22.3

SECOND AMENDMENT
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

     This Second Amendment to Amended and Restated Loan and Security Agreement is entered into as of March 31, 2004 (the “Amendment”), by and between COMERICA BANK, successor by merger to Comerica Bank — California (“Bank”) and MANTAS, INC. (“Borrower”).

RECITALS

     Borrower and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of December 15, 2002, as amended, including without limitation by that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of March 19, 2004 (collectively, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

     NOW, THEREFORE, the parties agree as follows:

     1. All outstanding Equipment Advances and Facility B Equipment Advances are hereby converted to Advances and shall be treated as Advances made under the Committed Revolving Line for all purposes hereafter. Notwithstanding anything to the contrary in the Agreement, Borrower may not request nor receive any further Equipment Advances or Facility B Equipment Advances.

     2. The first sentence of Section 2.1(b)(i) of the Agreement is hereby amended to read as follows: “Subject to, and upon the terms and conditions of, this Agreement, Borrower may request Advances in an aggregate outstanding amount not to exceed the Committed Revolving Line minus the aggregate face amount of all outstanding Letters of Credit.”

     3. Sections 2.1 (c) and (e) of the Agreement are hereby amended in their entirety to read as follows:

                    (c) [Intentionally Omitted.]

                    (e) [Intentionally Omitted.]

     4. The first sentence of Section 2.1(d) of the Agreement is hereby amended to read as follows: “Subject to the terms and conditions of this Agreement, Bank agrees to issue, or cause to be issued, letters of credit for the account of Borrower (each, a “Letter of Credit,” and collectively, the “Letters of Credit”) in an aggregate outstanding face amount not to exceed the amount of Advances available under Section 2.1(b)(i) at the time of any such issuance, provided that the aggregate face amount of all outstanding Letters of Credit shall not exceed $500,000 at any time.”

     5. Section 2.2 of the Agreement is hereby amended in its entirety to read as follows:

          2.2 [Intentionally Omitted.]

     6. Section 2.3(a)(i) of the Agreement is hereby amended in its entirety to read as follows:

                    (i) Advances. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to one half percent (0.5%) above the Prime Rate.

     7. The second and fourth paragraphs of Section 6.2 of the Agreement, labeled (a) and (c), are hereby amended to read as follows:

                    (a) [Intentionally Omitted.]

                    (c) [Intentionally Omitted.]

     8. Section 6.7 of the Agreement is hereby amended in its entirety to read as follows:

               6.7 [Intentionally Omitted.]

     9. New Section 13 is hereby added to the Agreement to read as follows:

          13. REFERENCE PROVISION.

          If and only if the jury trial waiver set forth in Section 11 of this Agreement is invalidated for any reason by a court of law, statute or otherwise, the reference provisions set forth below shall be substituted in place of the jury trial waiver. So long as the jury trial waiver remains valid, the reference provisions set forth in this Section shall be inapplicable.

          (a) Each controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement, any security agreement executed by Borrower in favor of Bank, any note executed by Borrower in favor of Bank or any other document, instrument or agreement executed by Borrower with or in favor of Bank (collectively in this Section, the “Loan Documents”), other than (i) all matters in connection with nonjudicial foreclosure of security interests in real or personal property; or (ii) the appointment of a receiver or the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law) that are not settled in writing within fifteen (15) days after the date on which a party subject to the Loan Documents gives written notice to all other parties that a Claim exists (the “Claim Date”) shall be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure, or their successor sections (“CCP”), which shall constitute the exclusive remedy for the resolution of any Claim concerning the Loan Documents, including whether such Claim is subject to the reference proceeding. Except as set forth in this section, the parties waive the right to initiate legal proceedings against each other concerning each such Claim. Venue for these proceedings shall be in the Superior Court in the County where the real property, if any, is located or in a County where venue is otherwise appropriate under state law (the “Court”). By mutual agreement, the parties shall select a retired Judge of the Court to serve as referee, and if they cannot so agree within fifteen (15) days after the Claim Date, the Presiding Judge of the Court (or his or her representative) shall promptly select the referee. A request for appointment of a referee may be heard on an ex parte or expedited basis. The referee shall be appointed to sit as a temporary judge, with all the powers of a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of Court (or any subsequently enacted Rule). Each party shall have one peremptory challenge pursuant to CCP §170.6. Upon being selected, the referee shall (a) be requested to set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection and (b) if practicable, try any and all issues of law or fact and report a statement of decision upon them within ninety (90) days of the date of selection. The referee will have power to expand or limit the amount of discovery a party may employ. Any decision rendered by the referee will be final, binding and conclusive, and judgment shall be entered pursuant to CCP §644 in any court in the State of California having jurisdiction. The parties shall complete all discovery no later than fifteen (15) days before the first trial date established by the referee. The referee may extend such period in the event of a party’s refusal to provide requested discovery for any reason whatsoever, including, without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness. No party shall be entitled to “priority” in conducting discovery. Either party may take depositions upon seven (7) days written notice, and shall respond to requests for production or inspection of documents within ten (10) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding upon the parties. Pending appointment of the referee as provided herein, the Superior Court is empowered to issue temporary and/or provisional remedies, as appropriate.

          (b) Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. Except for trial, all proceedings and hearings conducted before the referee shall be conducted without a court reporter unless a party requests a court reporter. The party making such a request shall have the obligation to arrange for and pay for the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties shall equally bear the costs of the court reporter at the trial and the referee’s expenses

          (c) The referee shall determine all issues in accordance with existing California case and statutory law. California rules of evidence applicable to proceedings at law will apply to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that shall be binding upon the parties. At the close of the reference proceeding, the referee shall issue a single judgment disposing of all the claims of the parties that are the subject of the reference. The parties reserve the right (i) to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the referee and (ii) to obtain findings of fact, conclusions of laws, and a written statement of decision, and (iii) to move for a new trial or a different judgment, which new trial, if granted, shall be a reference proceeding under this provision.

          (d) If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by the reference procedure herein described will be resolved and determined by arbitration conducted by a retired judge of the Court, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery as set forth in this Section shall apply to any such arbitration proceeding.

     10. The following defined terms are hereby added to or amended in Exhibit A to the Agreement to read as follows:

          “Committed Revolving Line” means a credit extension of up to Five Million Dollars ($5,000,000).

          “Credit Extension” means each Advance, Letter of Credit, or any other extension of credit by Bank for the benefit of Borrower hereunder.

     11. Exhibit E to the Agreement is hereby amended in its entirety to read as Exhibit E attached hereto.

     12. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all promissory notes, guaranties, security agreements, mortgages, deeds of trust, environmental agreements, and all other instruments, documents and agreements entered into in connection with the Agreement, except to the extent such security interest are being released pursuant to Section 17 above.

     13. Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

     14. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

     15. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

          (a) this Amendment, duly executed by Borrower;

          (b) Corporate Resolutions to Borrow;

          (c) Unconditional Guaranty with Corporate Resolutions to Guaranty;

          (d) disbursement instructions, an agreement to provide insurance, and auto-debit authorizations;

          (e) a nonrefundable amendment fee equal to $2,000 plus an amount equal to all Bank Expenses incurred through the date of this Amendment; and

          (f) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

MANTAS, INC.

By:	/s/ Daniel R. Ilisivech

Title:	Chief Financial Officer

Name:	Daniel R. Ilisivech

COMERICA BANK

By:	/s/ Bradley Steele

Title:	First Vice President

Name:	Bradley Steele

EXHIBIT E
COMPLIANCE CERTIFICATE

TO:	COMERICA BANK
FROM:	MANTAS, INC.

The undersigned authorized officer of MANTAS, INC. hereby certifies that in accordance with the terms and conditions of the Amended and Restated Amended and Restated Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending ___with all required covenants, including without limitation the ongoing registration of intellectual property rights in accordance with Section 6.8, except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required		Complies

Monthly financial statements	Monthly within 30 days		Yes	No
Annual (CPA Audited)	FYE within 120 days		Yes	No
10K and 10Q	(as applicable)		Yes	No
IP Report	Quarterly within 30 days		Yes	No
New Contracts	Quarterly within 5 days		Yes	No

Financial Covenant	Required	Actual	Complies

None.

Comments Regarding Exceptions: See Attached.

Sincerely,

SIGNATURE

TITLE

DATE

BANK USE ONLY

Received by:

AUTHORIZED SIGNER

Date:

Verified:

AUTHORIZED SIGNER

Date:

Compliance Status	Yes No